Exhibit (a)(1)(E)
OFFER TO PURCHASE FOR CASH
all of the issued and outstanding Class “A” shares
of
OPTIMAL GROUP INC.
pursuant to the Offer dated March 31, 2010,
made by
7293411 CANADA INC.
March 31, 2010
To Our Clients:
     Enclosed for your consideration is an Offer to Purchase, dated March 31, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements to the Offer to Purchase or to the Letter of Transmittal, collectively constitute the “Offer”), relating to an offer by 7293411 Canada Inc. (the “Offeror”) to purchase for cash all the issued and outstanding shares of Class “A” shares (“Shares”) of Optimal Group Inc. (“Optimal”), pursuant to Offeror’s Offer to Purchase all outstanding Shares at $2.40 per Share (the “Offer Price”), upon the terms and subject to the conditions of the Offer enclosed herewith. Holders of Shares whose certificates for such Shares (the “Share Certificates”) are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary (as defined in the Offer to Purchase) on or prior to the Expiry Time (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 3, “Manner of Acceptance — Procedures for Guaranteed Delivery” of the Offer to Purchase.
     We are the record holder of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.
     We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and subject to the conditions set forth in the Offer to Purchase.
     Your attention is directed to the following:
     1. The Offer Price is $2.40 per Share.
     2. The Offer is made for all issued and outstanding Shares.
     3. The Offer is conditioned upon, among other things, there having been validly tendered in the Offer and not withdrawn that number of Shares constituting (i) at least a majority of the total number of Shares outstanding not including those Shares beneficially owned, or over which control is exercised, by the Offeror and its joint actors and the votes attaching to which shall be qualified to be included as votes in favour of any Subsequent Acquisition Transaction (as defined in the Offer to Purchase) in determining whether approval (as construed under applicable securities laws, including MI 61-101 (as defined in the Offer to Purchase)) has been obtained in respect thereof and (ii) together with Shares beneficially owned, or over which control or direction is exercised, by the Offeror and its joint actors, at least 66 2/3% of the total number of Shares outstanding (calculated on a fully diluted basis). See Section 4, “Conditions of the Offer” of the Offer to Purchase.
     4. The Offer and withdrawal rights expire at 5:00 p.m. (Montréal time) on May 6, 2010, unless extended or withdrawn by the Offeror.

     The Offer is being made solely by the Offer to Purchase and the related Letter of Transmittal, and is being made to all holders of Shares. The Offeror and its joint actors are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid statute. If Offeror and its joint actors become aware of any valid statute prohibiting the making of the Offer or the acceptance of the Shares, the Offeror will make a good faith effort to comply with that statute. If, after a good faith effort, the Offeror cannot comply with that statute, Offeror will not make the Offer to, nor will Offeror accept tenders from or on behalf of, the Shareholders in that jurisdiction.
     If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize a tender of your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf on or prior to the Expiry Time.

INSTRUCTIONS WITH RESPECT TO THE
OFFER TO PURCHASE FOR CASH
all of the issued and outstanding Class “A” shares
of
OPTIMAL GROUP INC.
pursuant to the Offer dated March 31, 2010,
made by
7293411 CANADA INC.
     The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase, dated March 31, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal, pursuant to an offer by 7293411 Canada Inc. (the “Offeror”) to purchase for cash all the issued and outstanding shares of Class “A” shares (“Shares”) of Optimal Group Inc. (“Optimal”), pursuant to Offeror’s Offer to Purchase all issued and outstanding Shares at $2.40 per Share, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal.
     This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.
Number of Shares to Be Tendered*

Shares
Account Number:

Tax Identification, Social Insurance or Social Security Number(s):

Signature(s):

Please Print
Name:

Address:

Area Code and Telephone:

Dated:                    , 2010

*	Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

NOTICE TO OPTIMAL SHAREHOLDERS
     You are receiving this Circular because you are either a registered or beneficial holder of Optimal Group Inc. You may also be receiving this Circular because you were a shareholder of either Optimal Robotics Inc., Terra Payments Inc., SureFire Commerce Inc. or MicroTempus Inc.
     Kindly refer to your brokers or verify your own records to determine whether you were a shareholder in any of these companies, in which case you would be able to tender shares of these predecessor companies into the bid as well.